Exhibit 99.1

Volcon ePowersports Reports Third Quarter 2022 Operational and Financial Results

AUSTIN, TX (November 10, 2022) - Volcon Inc. (NASDAQ: VLCN) (“Volcon” or the “Company”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the third quarter of 2022.

Company Highlights:

●	Through September 30, 2022 signed 144 dealers
●	Have taken pre-orders for the Stag and Brat through September 30, 2022 of more than $100 million if all orders are fulfilled[1]
●	Launched the 2023 Volcon Brat on September 8, 2022
●	Awarded first Stag UTV pre-order with the US Army
●	Closed $27.2 million senior convertible notes offering with warrants for net proceeds of $22.3 million
●	Closed manufacturing operations August 25, 2022 and outsourced the assembly of the Grunt to GLV Ventures anticipated to improve cash flow and profitability

Jordan Davis, CEO notes “We continue to have success signing top tier powersports dealers as we have increased our dealer count since June 30, 2022 by more than 40 dealers as of September 30, 2022. We expect to have over 175 signed by the end of 2022. Pre-orders for the Stag from dealers and consumers continue to be strong. We have received pre-orders exceeding our initial planned production volume for 2023 and we will continue to take waitlist orders from interested dealers and end users alike1. Delivery of the Stag is expected to begin in late in the second quarter of 2023.

Davis continues “we have received our first Stag pre-order from the US Army and have seen interest in our vehicles by the US military and state and local governments as these entities continue to evaluate electrification of their vehicle fleets. We launched the Volcon Brat, the Company’s first E-Bike, and began taking pre-orders during the third quarter of 2022. Through September 30, 2022 we have taken pre-orders from dealers and consumers of more than $2.8 million if all pre-orders are converted to sales1.”

Finally, Davis notes “we believe the proceeds received from our senior convertible notes offering will provide us the funds to operate our business to grow our brand and launch our products. We have taken cost reduction measures by closing our manufacturing operations and reducing headcount in other areas of the Company to support our vehicle development strategy. We have reinvested some of these savings to market our products and our brand.”

[1] Pre-orders are cancellable until they are fulfilled.

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Financial highlights:

●	Revenue: The Company’s revenue for the third quarter of 2022 was $0.3 million, a decrease of $2.1 million over the second quarter 2022, and a decrease of $0.9 million over the first quarter of 2022 revenue. The decrease was partially due to promotional rebates provided to dealers and distributors in the third quarter of 2022 on inventory held by them as of August 1, 2022 resulting in $0.8 million being recorded to reduce revenue. The rebate is provided as a year-end incentive to dealers and distributors to sell their remaining 2022 Model Year Grunt inventory. In addition, the Company sold fewer Grunts compared to the second quarter of 2022 due to shortages on certain parts due to supply chain issues, the closing of the Company’s manufacturing operations in August 2022 and moving inventory and equipment to the third-party manufacturer. Manufacturing of the Grunt by the third-party manufacturer commenced in November 2022.

●	Net loss: The Company’s net loss was $7.9 million for the third quarter of 2022, compared to a net loss of $9.9 million for the second quarter of 2022 and a net loss of $8.6 million for the first quarter of 2022.

●	Adjusted EBITDA: The Company’s adjusted EBITDA for the third quarter of 2022 was a loss of $6.6 million compared to a loss of $9.1 million for the second quarter of 2022 and a loss of $6.9 million for the first quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure, which we reconcile below and define as net loss before interest, taxes, depreciation and amortization, loss on repayment of promissory notes and share based compensation expenses.

For the latest company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

About Volcon

Volcon Inc. is the first all-electric, powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles that are designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon’s first product, the innovative Grunt combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future models may include the Runt, which is a youth-sized version of the groundbreaking Grunt and an eBike, the Brat. The Stag and Project X are expected to be Volcon’s venture into the rapidly expanding world of UTVs and coming in future years as the Company continues to expand.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

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NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended September 30, 2022, June 30, 2022 and March 31, 2022:

	3 Months Ended
Adjusted EBIDTA	September 30, 2022	June 30, 2022	March 31, 2022
Net loss	$(7,899,184)	$(9,926,463)	$(8,612,345)
Share-based compensation expense	442,270	624,704	1,575,165
Depreciation and amortization expense	267,360	193,776	112,980
Interest expense	618,307	4,791	4,691
Loss on repayment of promissory notes
Adjusted EBITDA	$(6,571,247)	$(9,103,192)	$(6,919,509)

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Form 8-K filed with the SEC on September 13, 2022, which is accessible on the SEC’s website at www.sec.gov.

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